 Tanger Factory Outlet Centers, Inc.

News Release
For Release:   Immediate Release
Contact:          Mike Buescher
         (336) 834-6826

TANGER BEGINS CONSTRUCTION OF A NEW OUTLET SHOPPING CENTER
IN MEBANE, NORTH CAROLINA
New Tanger Outlet Center will feature 80 popular brand name stores

Greensboro, NC, October 20, 2009… Tanger Factory Outlet Centers, Inc., headquartered in Greensboro, North Carolina, recently closed on the purchase of a 52 acre parcel in Mebane, North Carolina.  The site will be the future location of the Tanger Outlet Center of the Piedmont.  Located on busy Interstate 40/85, Exit 154, on Arrowhead Boulevard in Alamance County, the new Tanger Outlet Center will serve shoppers traveling between North Carolina’s Triangle – Raleigh/Durham/Chapel Hill and Triad – Greensboro/High Point/Winston-Salem, as well as from a growing regional population.

With preliminary work now underway, an official ground breaking ceremony will take place in December.  The project is slated for completion in late 2010.  The new Tanger Outlet Center will be Tanger’s third outlet shopping center in the state.  The company operates the Tanger Outlets in Blowing Rock along the Blue Ridge Parkway, and also the Tanger Outlet Center in Nags Head on North Carolina’s scenic Outer Banks.

The 317,000 square foot Tanger Outlet Center in Mebane will welcome shoppers with a collection of approximately 80 brand name and designer outlet stores.  These stores include Saks Fifth Avenue OFF 5th, Banana Republic Factory Store, Coach Factory, Gap Outlet, J. Crew, Michael Kors, BCBG/Girls, Nike Factory Store, Tommy Hilfiger and so many more of today’s leading brand and designer names.

“We are very excited to begin creating one of the South’s premiere outlet shopping attractions,” stated Steven B. Tanger, President and Chief Executive Officer for Tanger Factory Outlet Centers, Inc.  “This project represents a $60,000,000 investment by Tanger in this growing Piedmont community and the great state of North Carolina,” he added.

Tanger Factory Outlet Centers, Inc., (NYSE:SKT) a publicly traded REIT, presently has ownership interests in and management responsibilities for 33 outlet shopping centers in 22 states coast-to-coast, totaling approximately 10.2 million square feet, leased to over 2,200 stores that are operated by over 400 different store brands.  For more information on Tanger Outlet Centers, call 1-800-4-TANGER or visit our website at www.tangeroutlet.com .